SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) October 28, 2011

WINTHROP REALTY TRUST
(Exact Name of Registrant as Specified in Its Charter)

Ohio
(State or Other Jurisdiction of Incorporation)

001-06249	34-6513657
(Commission File Number)	(I.R.S. Employer Identification No.)

7 Bulfinch Place, Suite 500, P.O. Box 9507, Boston, Massachusetts	02114
(Address of Principal Executive Offices)	(Zip Code)

(617) 570-4614
(Registrant's Telephone Number, Including Area Code)

n/a
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFT|R 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement

On October 28, 2011, a newly-formed joint venture between Winthrop Realty Trust (“Winthrop”) and a subsidiary of New Valley LLC, a wholly owned subsidiary of Vector Group Ltd., entered into an agreement with Wells Fargo Bank, National Association, as successor by merger to Wachovia Bank, National Association, an unaffiliated third party, to acquire a $117.9 million C note for a purchase price of $96.7 million (the “C Note”).  The C Note is the most junior tranche of a $798.0 million first mortgage loan originated in July 2007 which is collateralized by a 4.5 million square foot, 31 property portfolio of office properties situated throughout southern California.  The C Note bears interest at a rate per annum of LIBOR plus 310 basis points, requires payments of interest only and matures on August 9, 2012.  Pursuant to the terms of the agreement, the joint venture provided a $10,000,000 non-refundable deposit and the transaction is scheduled to close on or before November 4, 2011.

Winthrop will initially invest approximately $72.0 million and own an approximately 74% interest in the joint venture.  Pursuant to the terms of the joint venture agreement, Winthrop is permitted to reduce its investment in the C Note by transferring up to 49% of its equity interest in the joint venture to a third party.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 1st day of November, 2011.

WINTHROP REALTY TRUST

By:	/s/ Michael L. Ashner
Michael L. Ashner
Chief Executive Officer